Exhibit 10.9
The Talbots, Inc.
Non-Employee Director Compensation Program
Retainer Fees
Under the proposed non-employee director compensation program, annual retainer fees would be established as follows:
•	Each non-employee director will receive an annual cash retainer of $50,000.

•	The Non-Executive Chairman of the Board will receive an annual cash retainer of $10,000.

•	The Independent Lead Director will receive an annual cash retainer of $10,000.

•	The Chair of the Audit Committee will receive an annual cash retainer of $20,000.

•	The Chair of the Compensation Committee will receive an annual cash retainer of $15,000.

•	The Chair of the Corporate Governance and Nominating Committee will receive an annual cash retainer of $15,000.

•	Each committee member serving on the Audit, Compensation and Corporate Governance and Nominating Committees (not the Executive Committee or any other committee hereafter established, subject to the discretion of the Board) will receive an annual cash retainer of $10,000.
For purposes of clarity, should a non-employee director serve in more than one position, he or she is entitled to receive the cash retainer for each such position.
Equity Awards
Under the proposed non-employee director compensation program, the equity grant program would be established as follows:
•	Annual Equity Awards – Commencing in fiscal 2010 and for each year thereafter, each non-employee director will receive the following grants on the second business day following the filing of the Company’s Annual Report on Form 10-K with the SEC:
•	Restricted stock units (“RSUs”) with a fixed value of $50,000
•	The number of RSUs to be granted will be determined using the closing market price on the date of grant.

•	RSUs vest one year from the date of grant.

•	Upon cessation of Board service for any reason, unvested RSUs are forfeited unless otherwise determined by the Board.
•	Stock options with a fixed value of $50,000

•	The number of options to be granted will be determined using the closing market price on the date of grant and the applicable Black-Scholes valuation.

•	The exercise price of the options will be equal to the closing market price on the date of grant.

•	Options vest in one-third increments over three consecutive years on the first, second and third anniversaries of the date of grant.

•	Upon a director’s retirement, death, or any other cessation of Board service for any reason (other than for cause, or a director’s unilateral decision to resign from the Board), any unvested shares covered by the option will continue to vest following the cessation of Board service at the same time or times as the option shares would otherwise have vested had Board service continued.

•	Following a director’s retirement, death or other cessation of Board service for any reason (other than for cause), the “exercise” period for any vested options and any options which become vested following termination of Board service will be (i) three (3) years following the effective date of cessation of Board service or (ii) ninety (90) days following the vesting date of those particular option shares which may vest following cessation of Board service, whichever period is greater. In no event, however, shall any of these options be exercisable after ten (10) years from the grant date.

•	Upon the cessation of Board service for cause, any outstanding vested options will be exercisable for a period of 90 days from the effective date of the director’s cessation of service (but not beyond the ten (10) year term of the option).
•	Director Recruitment Awards:
•	The Board will provide a one-time sign-on option grant of 20,000 stock options for newly-appointed or newly-elected independent directors selected at the Board’s initiative.

•	The exercise price of the options will be equal to the closing market price on the date of grant (which will be the effective date of the director’s appointment to the Board).

•	Options will vest in one-third increments over three consecutive years on the first, second and third anniversaries of the date of grant.

•	There will be no post-service continued vesting for these sign-on option grants unless specifically approved by the Board in its discretion.

•	Upon the cessation of Board service for any reason other than cause, any outstanding vested options will be exercisable for a period of three (3) years from the effective date of the director’s cessation of service (but not beyond the ten (10) year term of the option).

•	Upon the cessation of Board service for cause, any outstanding vested options will be exercisable for a period of 90 days from the effective date of the director’s cessation of service (but not beyond the ten (10) year term of the option).

•	Other Items:
•	In accordance with the existing director stock plan document, unvested RSUs and options vest in full upon a change in control (as defined in the Company’s 2003 Executive Stock Based Incentive Plan).

•	The exercise price of any stock options to directors, as provided for above, will be determined and established at the closing price of the Company’s common shares as traded on the NYSE (or such other principal securities exchange on which the Company’s common shares are then listed or traded).

•	In the event the grant date of any RSUs or stock options to directors falls on a date other than a business day of any such securities exchange, then the next subsequent trading day will be used in lieu thereof to determine the number of RSUs and/or stock options to be granted and the exercise price of stock options.

•	The current mandatory share ownership guidelines applicable to directors will be maintained at existing levels (attainment of a minimum of 5,000 shares of Talbots stock over a three-year period which must be maintained until cessation of service on the Board).